EXHIBIT 8

                               Brown & Wood LLP
                            One World Trade Center
                           New York, New York 10048

                                                             December 28, 1998

Reckson Associates Realty Corp.
Reckson Operating Partnership, L.P.
225 Broadhollow Road

Melville, New York 11747

                  Re:      $260,000,000 Aggregate Principal Amount
                           of Debt Securities of Reckson Operating
                           Partnership, L.P. and Related Guarantees of
                           Reckson Associates Realty Corp.
                           -------------------------------------------

Ladies and Gentlemen:

         You have requested our opinion concerning certain federal income tax matters with respect to Reckson Associates Realty Corp. (the "Company") in connection with the Form S-3 Registration Statement of the Company and Reckson Operating Partnership, L.P. (the "Operating Partnership") to be filed by the Company and the Operating Partnership with the Securities and Exchange Commission on or about November 10, 1998 (the "Registration Statement").

         This opinion is based, in part, upon various assumptions and representations, including representations made by the Company as to factual matters set forth in the Registration Statement, in registration statements on Form S-11 and Form S-3 previously filed by the Company with the Securities and Exchange Commission and in a letter delivered to us by the Company today. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

         Based on the foregoing, we are of the opinion that, commencing with the Company's taxable year ended December 31, 1995, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust (a "REIT") under the Code, and the proposed method of operating of the Company will enable the Company to meet the requirements for qualification and taxation as a REIT.

         We express no opinion with respect to the transactions described herein and in the Registration Statement other than those expressly set forth herein. Furthermore, the Company's qualification as a REIT will depend upon the Company's meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT. We will not review these operations and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto.

         This opinion is furnished to you for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8 to the Registration Statement and to the use of our name in connection with the material discussed therein under the caption "Federal Income Tax Considerations."

                                              Very truly yours,

                                              /s/ Brown & Wood LLP